Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM REPORTS ON THIRD QUARTER 2008 FINANCIAL RESULTS

AND REVISED BUSINESS STRATEGIES FOR OPERATING UNITS

SAN DIEGO, CA – November 10, 2008 – Cardium Therapeutics (AMEX: CXM) today reported financial results and highlights for its third quarter ended September 30, 2008, and outlined revised business strategies for its three operating units: (1) InnerCool Therapies, (2) Tissue Repair Company, and (3) Cardium Biologics.

InnerCool Therapies, Inc.

The Company recently announced 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market InnerCool’s new RapidBlue™ endovascular temperature modulation system. This new system automatically cools or warms patients, as necessary, to quickly and controllably achieve and then maintain a desired body temperature. The RapidBlue System provides rapid or gradual temperature control for all patient sizes and is powerful enough to quickly cool awake patients and may eliminate the need to use paralytic agents. During the quarter, the Company also announced CE mark approval and Underwriters Laboratories, Inc. (UL) certification for the RapidBlue which will allow InnerCool to begin marketing the RapidBlue System in Europe and many other countries that recognize these certifications.

InnerCool’s CoolBlue™ surface temperature modulation system, which includes a console and a disposable CoolBlue vest with upper thigh pads, is designed to provide a complementary tool for use in less acute patients or in clinical settings best suited to prolonged temperature management. The nurse-friendly and cost-effective CoolBlue System, launched in the U.S. in fourth quarter 2007, is also now available for sale in Europe and Australia through distributorship agreements.

Additionally, InnerCool is developing a new class of targeted organ-specific cooling applications, including the UroCool™ Targeted Tissue Cooling System, a pelvic cooling catheter system designed to induce localized cooling during surgery for prostate cancer. Researchers at the University of California, Irvine believe that therapeutic cooling during prostate surgery (which includes both traditional open surgical approaches and newer robotic-assisted techniques) can reduce tissue damage and inflammation and thereby provide a faster return of bladder control (continence) and possibly erectile function (potency). The specialized UroCool pelvic cooling catheter is being integrated with InnerCool’s current Celsius Control Console which has been marketed and sold since 2003 and a regulatory application for FDA 510(k) clearance of the UroCool™ catheter is expected to be submitted in the first quarter of 2009.

InnerCool continues its sponsorship of a pilot study to evaluate the use of early and rapid cooling in heart attack patients, which is being co-sponsored and conducted by the interventional cardiology center at Lund University Hospital, Sweden. The ongoing clinical study, called RAPID MI-ICE (Rapid Intravascular Cooling in Myocardial Infarction as Adjunctive to Percutaneous Coronary Intervention), is expected to enroll approximately 20 patients who present within six hours of their heart attack and require angioplasty and stent procedures in order to restore blood flow to the heart. Preclinical and preliminary clinical data suggest that rapid patient cooling using intravenous cold saline in combination with endovascular hypothermia can be initiated without causing delay of reperfusion therapy and may have the potential to enable interventional cardiologists to dramatically reduce heart tissue damage following a heart attack. The Company expects to announce results of the RAPID MI-ICE clinical study in mid-2009.

Another co-sponsored study is the Intravascular Cooling in the Treatment of Stroke – Longer tPA window (ICTuS-L) study, which is a prospective, randomized, controlled, multi-center study, sponsored by the National Institute of Neurological Disorders and Stroke (NINDS). The study is evaluating the safety and feasibility of InnerCool’s endovascular temperature modulation therapy as an adjunctive treatment for acute ischemic stroke. The Company expects to announce results of this important safety study in 2009.

Cardium intends to advance InnerCool’s portfolio of therapeutic cooling and warming products into vertical partnering opportunities with established companies having existing sales and marketing organizations but with a continuing need for innovative, high-value content products. The Company believes this distribution strategy is more cost-effective than establishing InnerCool as a fully integrated manufacturing, sales and marketing organization. At the same time, as noted above, InnerCool will continue to develop new and innovative products and is one of the few companies in the industry that continues to initiate cost-effective, sponsor-supported research efforts to broaden the understanding of the potential benefits of therapeutic temperature modulation therapy for advanced injury and disease.

Tissue Repair Company

Based on the clinical development timetable and the status of the current Phase 2b clinical study, Tissue Repair Company’s product candidate, Excellarate™, which is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-BB (PDGF-BB), will be the central focus of Cardium’s near-term clinical development programs. Excellarate is initially being developed to be administered only once or twice for the potential treatment of non-healing diabetic foot ulcers, compared to other treatments that require daily applications for up to 20 weeks. The MATRIX Phase 2b clinical trial is evaluating the safety and efficacy of Excellarate for the potential treatment of non-healing diabetic foot ulcers and is expected to enroll up to approximately 210 patients at up to 30 U.S. sites. The Company expects to provide selected top-line data from the MATRIX study in the first quarter 2009.

Consistent with Cardium’s overall business strategy and concurrent with the conduct of the MATRIX clinical trial, the Company expects to pursue strategic discussions with respect to potential development, marketing and sales partnerships for Excellarate. With continued clinical advancement, Excellarate offers the potential to be commercially available in late 2011 or early 2012.

Cardium Biologics, Inc.

Cardium’s Generx™ product candidate (alferminogene tadenovec, Ad5FGF-4) is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. The current focus of Cardium’s biologics program is to advance the Excellarate product candidate though its current Phase 2b MATRIX study. Following the near-term completion of enrollment in the MATRIX study, Cardium expects to be in a position to devote additional resources toward the Generx program, including a potentially reformulated composition that would allow the Generx study product to be stored under more convenient temperature conditions.

Cardium’s pre-clinical research at Emory University for its product candidate, Corgentin™ (Ad5IGF-1), is continuing with the support of an NIH Small Business Innovation Research (SBIR) grant, to further establish the therapeutic potential of Corgentin to preserve heart tissue and cardiac function following a heart attack (acute myocardial infarction). Corgentin is a DNA therapeutic based on the localized and sustained cardiac production of insulin-like growth factor-1 (IGF-1) following a one-time intracoronary administration in an acute care setting immediately after percutaneous coronary intervention in heart attack patients. Data from the pre-clinical study is expected to be announced in early 2009 and is designed to support the clinical potential of Corgentin. The long-term safety and efficacy of IGF-1 protein-based drugs that have already been approved by the FDA for the treatment of short stature children, are based on daily treatments for periods of a year or more. This data provides significant insights into the potential safety relating to a one-time DNA-based IGF-1 Corgentin treatment.

Commentary

“The recent FDA 510(k) clearance for our RapidBlue System, which we believe is the most powerful and easiest to use endovascular-based system in the world, represented a key milestone in completing Cardium’s turnaround and strategic reposition of the Company’s InnerCool investment,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium. “We are continuing to develop a portfolio of uniquely positioned medical device products based on our platform technology and expertise in the growing field of temperature modulation therapy. These new product opportunities, like our new UroCool Targeted Tissue Cooling System, are being developed for specific and defined vertical markets transactioned through strategic alignments, financings and other structured deals in keeping with our ongoing strategy to monetize InnerCool.”

Reinhard added, “During this difficult economic period, we believe we have established a balanced plan to move our businesses forward, with a principal focus on completion of near-term milestones including the MATRIX clinical study for Tissue Repair’s Excellarate candidate for non-healing diabetic wounds, and advancement of InnerCool’s portfolio of therapeutic hypothermia products, each of which represents substantial completion of our strategic development plans for these companies and provides potential partnering opportunities.”

Financial Report

Product revenue for third quarter 2008 was $585,000, an increase of 91 percent compared to $307,000 in the same period in 2007. Product revenue for the nine months ended September 30, 2008 totaled $1.5 million compared to $772,000 for the same period in 2007 representing a 92 percent increase. Total revenue for the third quarter of 2008 was $585,000, compared to $364,000 for the same quarter last year. For the nine months ended September 30, 2008, total revenue was $1.9 million compared to $903,000 for the same period in 2007. The increase in revenue was a result of an increase in InnerCool sales resulting from its expanded sales and marketing efforts. For the quarter ended September 30, 2008, the Company reported a net loss of $6.2 million, or $0.13 per share, compared to a net loss of $6.1 million, or $0.15 per share for third quarter 2007. Research and development costs totaled $2.9 million and selling, general and administrative expenses of $2.9 million, compared to $3.2 million and $2.9 million respectively for the same period last year. Non-cash charges relating to stock-based compensation, depreciation and amortization for the third quarter of fiscal 2008 totaled $1,079,000, compared to $943,000 for the same period in 2007. Cash and cash equivalents as of September 30, 2008 were $127,000, compared to cash and cash equivalents of $4.1 million as of September 30, 2007. In July 2008, the Company completed a registered direct investment resulting in gross proceeds of approximately $3.34 million, before placement agent fees and offering expenses and excluding any future proceeds from the exercise of the warrants issued in the offering. In November 2008, the Company completed a secured debt financing resulting in gross proceeds of approximately $6.0 million, before placement agent fees and offering expenses and excluding any future proceeds from the exercise of the warrants issued in the financing.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of temperature modulation therapy to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and patient temperature modulation, including InnerCool’s new RapidBlue™ System, which just received FDA clearance, and its CoolBlue™ System, please visit www.innercool.com.

Cardium also has two biologic candidates in clinical development. Cardium’s Tissue Repair Company subsidiary (TRC) is focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate™, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-BB (PDGF-BB). Excellarate™ is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Cardium’s Generx product candidate (alferminogene tadenovec, Ad5FGF-4) is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium Therapeutics and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its 2007 Annual Report at www.cardiumthx.com/flash/pdf/CardiumAR07_Book_FINAL.pdf.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, that human clinical trials can be conducted and completed in an efficient and successful manner, that FDA, CE Mark or other regulatory clearances or UL or other certifications, or partnering or other distribution agreements or other commercialization efforts will be successful or will effectively accelerate the business or market, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that our products or product candidates will prove to be sufficiently safe and effective, that necessary regulatory approvals will be obtained, that third parties on whom we depend will perform as anticipated, or that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and therapeutic hypothermia devices and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our ability to successfully accelerate the commercialization of our therapeutic hypothermia devices and launch new devices within the timeframes contemplated, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2008 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™ and Excellarate™

are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool®, Celsius Control System®, RapidBlue™, CoolBlue™. Accutrol®, Temperature Control Element® and TCE® and UroCool ™ are trademarks of InnerCool Therapies, Inc.

Selected Consolidated Operational Results (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Statements of Operations Data:
Total Revenues	$585,421	$364,330	$1,858,264	$903,133
Cost of goods sold	(514,243)	(318,934)	(1,199,193)	(823,676)

Gross profit	71,178	45,396	659,071	79,457

Research and development	2,947,997	3,243,008	10,289,883	9,901,087
Selling, general and administrative	2,886,089	2,838,949	8,968,214	8,356,498
Amortization - Intangibles	197,414	178,156	592,242	592,242

Loss from operations	(5,960,322)	(6,214,717)	(19,191,268)	(18,770,370)
Interest, Net	(191,193)	146,748	(328,837)	461,371

Net loss	(6,151,515)	(6,067,969)	(19,520,105)	(18,308,999)

Net loss per common share – basic and diluted	(0.13)	(0.15)	(0.44)	(0.47)
Weighted average shares outstanding – basic and diluted	46,603,700	40,928,219	44,322,663	38,759,118

	September 30, 2008	December 31, 2007 (audited)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$126,575	$7,722,816
Accounts receivable, net	119,849	565,613
Inventory	1,818,021	1,037,164
Prepaid expenses and other current assets	414,933	522,067
Property and equipment, net	1,798,529	1,650,632
Patented technology and intangibles, net	4,174,088	4,766,330
Other long-term assets	600,041	661,067

Total assets	9,052,036	16,925,689

Total current liabilities	7,382,955	5,255,392
Long-term liabilities	192,840	3,241,992
Stockholder’s equity	1,476,241	8,428,305

Total liabilities and Stockholder’s equity	9,052,036	16,925,689